Exhibit 99.1

China Direct Industries Completes Delivery of Initial Shipment of Iron Ore from Mexico to China for a Major European Industrial Trading Company

Deerfield Beach, FL – March 28, 2011 - China Direct Industries, Inc. ("China Direct Industries") (NASDAQ:CDII), a U.S. based holding company with operations in China and the U.S. focusing on pure magnesium production, distribution of basic materials and metal ores, and cross-border corporate advisory services, announced today that its wholly owned subsidiary, CDII Trading, completed delivery of 15,000 metric tons of iron ore from its Mexican supplier.  The iron ore was delivered to a major European industrial trading company for the China market.

China Direct Industries launched its U.S. based international trading operations in July of 2009 in an effort to capitalize on its business relationships in China as well as to further diversify its revenue base.  Over the past year CDII Trading has entered into iron ore supply agreements in Mexico, Chile and Bolivia for delivery into China.  After completion of the delivery from Mexico, management expects to begin recurring shipments of iron ore from Mexico and begin shipments from Chile and Bolivia into China sometime in the third quarter as it works to finalize logistical, production and financing arrangements with its suppliers.

Commenting on the event Dr. James Wang, Chairman and CEO of China Direct Industries, stated “We are pleased to see the hard work of our CDII Trading team begin to yield results.  We believe the Mexico shipment paves the way for our ability generate substantial revenue through the commencement of recurring shipments from our supplier as it gears up production.  We look forward to beginning those shipments in the coming months and believe our international trading business will become a large driver of profit growth for years to come.”

About China Direct Industries, Inc.

China Direct Industries, Inc. (NASDAQ:CDII), is a U.S. based holding company with operations in China and the U.S. focusing on pure magnesium production, distribution of basic materials and metal ores, and cross border corporate advisory services. Headquartered in Deerfield Beach, Florida with corporate offices in Shanghai, China Direct Industries’ unique infrastructure provides a platform to expand business opportunities globally while effectively and efficiently accessing the U.S. capital markets. For more information about China Direct Industries, please visit http://www.cdii.net.

Contact Information:

China Direct Industries, Inc.

Richard Galterio or Lillian Wong
Investor Relations
Phone: 1-877-China-57
Email: richard.galterio@cdii.net
lillian.wong@cdii.net

CDII Trading, Inc.
Product Inquiries:
E-mail: info@cdiitrading.com
U.S. Tel: +1(954)363-7334
China Tel: +86 (21) 5466-0916